UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2010

MANHATTAN SCIENTIFICS, INC.
(Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization) 405 Lexington Avenue, 32nd Floor New York, New York (Address of principal executive offices)	000-28411 (Commission File Number)	85-0460639 (I.R.S. Employer Identification Number) 10174 (Zip Code)

Registrant’s telephone number, including area code: (212) 551-0577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 7, 2010, Mr. Larry Schatz was appointed to the Board of Directors of Manhattan Scientifics, Inc. (the “Company”) to fill a vacancy on the Company’s Board.

As a result of Mr. Schatz’s appointment, Mr. Schatz received 1,000,000 shares of restricted stock (“Restricted Shares”).  Pursuant to a lock-up agreement with the Company, Mr. Schatz has agreed not to sell any shares for a period of one year and to restrict his sales to no more than 33.3% of the Restricted Shares in each of the following three years on a cumulative basis.  As a non-employee director, Mr. Schatz is also entitled to receive a cash retainer of $6,000 per year. Except as described above, there is no arrangement or understanding between Mr. Schatz and any other person pursuant to which Mr. Schatz was appointed as a member of the Company’s Board.

Mr. Schatz, 64, is Of Counsel at Grubman Indursky & Shire, P.C., a law firm where he has advised clients on business and corporate matters for the last 15 years.  Mr Schatz has practiced law in New York and Florida for over 40 years.  He has served on boards of several public companies, including the Company from June 2003 to January 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN SCIENTIFICS, INC.

Date: June 10, 2010	By:	/s/ Emmanuel Tsoupanarias
Name: Emmanuel Tsoupanarias
Title: Chief Executive Officer

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